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                                                              EXHIBIT 12(b)

                BANKERS TRUST CORPORATION AND SUBSIDIARIES
 COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                 AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           (dollars in millions)

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
                                                                Three Months
                                                                   Ended
                              Year Ended December 31,             March 31,
                            1993     1994     1995    1996    1997    1998
Earnings:
 1. Income before
      income taxes and
      cumulative effect
      of accounting
      changes             $1,698   $  987   $  469  $1,131  $1,239    $  308
 2. Add: Fixed charges
           excluding
           capitalized
           interest
           (Line 13)       3,168    3,911    5,138   5,483   5,959     1,596
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates        30       45       28      30   (117)         4
 4. Earnings including
      interest on deposits  4,836   4,853    5,579   6,584   7,315     1,900
 5. Less: Interest on
            deposits       1,013      965    1,360   1,355   2,076       571
6. Earnings excluding
      interest on deposits $3,823  $3,888   $4,219  $5,229  $5,239    $1,329

Preferred Stock Dividend Requirements:
 7. Preferred stock dividend
      requirements        $   23   $   28   $   51  $   51  $   49    $   11
 8. Ratio of income from
      continuing operations
      before income taxes to
      income from continuing
      operations after income
      taxes                 147%     144%     151%    148%    143%      139%
9. Preferred stock dividend
      requirements on a
      pretax basis        $   34   $   40   $   77  $   75  $   70    $   15

Fixed Charges:
10. Interest Expense      $3,137   $3,880   $5,105  $5,451  $5,926    $1,587
11. Estimated interest
      component of net
      rental expense          31       31       33      32      33         9
12. Amortization of debt
      issuance expense         -        -        -       -       -         -
13. Total fixed charges
      including interest on
      deposits and excluding
      capitalized interest 3,168    3,911    5,138   5,483   5,959     1,596
14. Add: Capitalized
           interest            -        -        -       -       -         -
15. Total fixed charges    3,168    3,911    5,138   5,483   5,959     1,596


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16. Add: Preferred stock
           dividend require-
           ments - pretax
           (Line 9)           34       40       77      75      70        15

17. Total combined fixed
      charges and preferred
      stock dividend require-
      ments on a pretax
      basis                3,202    3,951    5,215   5,558   6,029     1,611

18. Less: Interest on
           deposits
           (Line 5)        1,013      965    1,360   1,355   2,076       571
19. Combined fixed charges
      and preferred stock
      dividend requirements
      on a pretax basis
      excluding interest on
      deposits            $2,189   $2,986   $3,855  $4,203  $3,953    $1,040

Consolidated Ratios of Earnings
  to Combined Fixed Charges
  and Preferred Stock
  Dividend Requirements:
  Including interest on
  deposits
  (Line 4/Line 17)          1.51     1.23     1.07    1.18    1.21      1.18

  Excluding interest on
   deposits
   (Line 6/Line 19)         1.75     1.30     1.09    1.24    1.32      1.28
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